Exhibit 99.4

CONSENT OF THE BANK STREET GROUP LLC

December 20, 2010

Special Committee of the Board of Directors

Board of Directors

Arbinet Corporation

460 Herndon Parkway, Suite 150

Herndon, Virginia 20170

Members of the Special Committee of the Board and the Board:

We hereby consent to the inclusion of our opinion letter, dated November 10, 2010, to the Special Committee of the Board of Directors of Arbinet Corporation (“Arbinet”) as Annex B to, and to the reference thereto under the headings “SUMMARY—Opinion of Arbinet’s Financial Advisor” and “THE MERGER—Opinion of Arbinet’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Arbinet, PTG Investments, Inc. and Primus Telecommunications Group, Incorporated (“Primus”), which joint proxy statement/prospectus forms a part of Primus’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

THE BANK STREET GROUP LLC

    /s/ The Bank Street Group LLC